                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of HomeCom Communications, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern, dated March 13, 1998, on our audits of the financial statements of HomeCom Communications, Inc. as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under Item 3 "Incorporation of Documents by Reference."


                                             /s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
December 1, 1998